EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements (Form S-8 No. 333-66430, No. 333-100794, No. 333-96615, No. 333-145432, No. 333-161745 and No. 333-186683) pertaining to SpartanNash Company of our report dated May 29, 2020, relating to the statements of net assets available for benefits of SpartanNash Company Savings Plus Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2019 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of SpartanNash Company Savings Plus Plan for the year ended December 31, 2019.

/s/ Rehmann Robson LLC
REHMANN ROBSON LLC

Grand Rapids, Michigan
May 29, 2020